Exhibit 99.1
360networks Corporation
Consolidated Statement of Income
For the Three and Nine Months Ended September 30, 2011
(UNAUDITED)

	Three months ended	Nine months ended
	September 30, 2011	September 30, 2011
Revenue	$24,031,353	$68,079,065

Operating Costs	9,731,599	27,253,940

Selling, general and administrative	6,966,729	20,797,261
Stock based compensation	500,835	1,670,067
Provision for bad debts	(589,356)	(460,867)
Depreciation expense	3,176,394	9,194,044
Accretion expense	62,473	189,717
Restructuring expense	25,006	66,445

Operating income	4,157,672	9,368,458

Net gain/(loss) on settlements	(3,255,445)	(3,255,445)
Net gain on sale of assets	—	7,946
Interest expense	(17,717)	(46,922)
Interest and dividend income	562,591	1,622,371
Other income	(131,572)	(97,722)

Income before income taxes	1,315,530	7,598,686

Provision for income taxes	92,768	150,814

Net income for the year	$1,222,763	$7,447,872

360networks Corporation
Consolidated Balance Sheet
As of September 30, 2011
(UNAUDITED)

As of
September 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$15,453,484
Accounts receivable, net	8,411,865
Note receivable-current	181,343
Other	1,951,631

Total Current Assets	25,998,323

Restricted Cash	357,500
Investments	115,610,415
Property and equipment, net	77,826,810
Intangibles assets, net	245,189
Note receivable	860,346

Total Assets	$220,898,583

LIABILITIES
Current liabilities:
Accounts payable	$7,117,308
Wages payable	5,662,850
Leases payable	49,353
Income taxes payable	366,008
Other accrued liabilities	17,634,316
Deferred revenue	3,308,027

Total Current Liabilities	34,137,862

Deferred revenue, non-current	39,611,743
Other long-term liabilities	354,326

Total Liabilities	$74,103,931

STOCKHOLDERS’ EQUITY/(DEFICIT)
Capital stock	$75,725,498
Other capital accounts	104,528,551
Accumulated deficit	(33,459,397)

Total Stockholders’ Equity/(Deficit)	146,794,652

Total Liabilities and Stockholders Equity/(Deficit)	$220,898,583